EXHIBIT 99.01


      Cellegy Announces Cellegesic(TM) Approvable in the U.K. for Treating
                            Chronic Anal Fissure Pain


South San Francisco, CA - July 7, 2004 - Cellegy  Pharmaceuticals,  Inc. (Nasdaq
NM: CLGY) announced today that the United Kingdom's Committee on Safety of Medicines ("CSM") will recommend that marketing authorization be granted by the Medicines and Healthcare Products Regulatory Agency ("MHRA") for CellegesicTM (branded Rectogesic(R) outside the United States) upon receipt of satisfactory responses to minor patient information and packaging specification issues. Formal approval is expected within the next several months.

Upon approval, Rectogesic(R) (nitroglycerin ointment) will be indicated for the treatment of pain associated with chronic anal fissures. The MHRA has also agreed to act as a Reference Member State for regulatory filings of the product in other European Community Member States, a process that generally takes about six to nine months from the time formal approval is granted in the Reference Member State.

Cellegy's regulatory filing provided data demonstrating that Rectogesic produced a statistically significant reduction in pain versus placebo when given twice daily over an eight-week treatment period (p<0.0001) and was able to achieve its effect much more quickly than the placebo (p<0.02).

K. Michael Forrest, Cellegy's CEO said, "We are delighted to receive this first European regulatory determination from the CSM, which we also see as a validation of our clinical development program for Cellegesic/Rectogesic. This important product will soon be available to fissure sufferers in the U.K., the first market in Europe in which Rectogesic will be approved, adding to availability in Australia, New Zealand and South Korea, where it was recently launched. In the United States, an NDA for Cellegesic has been submitted and is now being reviewed by the Food and Drug Administration."

Cellegy is currently in discussions with commercial partners for the product in Europe and is seeking a partner in Japan. The Company plans to commercialize Cellegesic with its own sales force in the United States, assuming approval by the FDA.

It is estimated that there are over a million people in Europe who suffer from anal fissures, a painful condition for which there are no approved drug products and for which the only effective therapy is a surgical procedure that often leaves patients incontinent. Cellegy believes that the utility of nitroglycerin in treating anal fissures is well recognized and that the Company's product fills a large unmet medical need. Rectogesic, when available, will provide a
uniform   product   manufactured   under  GMP   conditions   to  MHRA   approved
specifications.


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Cellegy Pharmaceuticals is a specialty  biopharmaceutical company engaged in the
development   and  marketing  of   prescription   drugs  for  the  treatment  of
gastrointestinal disorders, sexual dysfunction, and certain cancers. In addition to the fissure indication, the Company is also developing Cellegesic for the treatment of hemorrhoids and dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States; there are currently no effective drug treatments for either of these conditions. Other products being developed by Cellegy address a number of other conditions including prostate cancer, Raynaud's Disease and Restless Leg Syndrome.

Cellegy is also developing two transdermal testosterone gel products. The Company has previously announced results of an interim analysis of a Phase 2 study using Tostrelle(R) (testosterone gel) for the treatment of female sexual dysfunction showing a favorable response rate of 71% versus a placebo response of 13%. Fortigel(TM) (testosterone gel), for the treatment of male hypogonadism, was the subject of a Not Approvable letter by the FDA in July 2003. Cellegy is currently in discussions with the FDA that it believes may lead to agreement on the remaining clinical work required for approval of the product.

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of further discussions with the MHRA; the timing and outcome of the FDA's review of the Cellegesic NDA for anal fissures in the United States; the outcome and timing of discussions with the FDA, particularly with regard to additional clinical requirements for marketing approval of Fortigel; the outcome of the pending litigation between Cellegy and PDI, Inc. concerning the exclusive license agreement between the two companies relating to Fortigel; and the need and ability to complete corporate partnerships, particularly in Europe. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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